EXHIBIT 10.4

PanAmerican Bancorp

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of January 1, 2003 by and between PanAmericanBancorp. a Delaware corporation and Hugo Castro.

WITNESSETH:

WHEREAS, Eecutive is willing to assist the directors of the Company in accordance with the terms and conditions herein after set forth:

NOW, THEREFORE, (Or and in consideration of the mutual premises, and covenants herein contained, the parties hereto agree as follows:

1.

EMPLOYMENT. Employer employs Executive until Executive accepts employment terms and conditions set forth in this Agreement.

2.

TERM. The employment of Executive under this Agreement shall be the one year period commencing on January 1, 2003 (“Commencement date”) and ending on December 31, 2003 (ending date”). No automatic renewal.

3.

COMPENSATION. The company shall pay Executive an annual salary per special compensation agreement. (See attached agreement).

4.

TITLE AND DUTIES: The Executive shall serve as President of PanAmerican Bancorp. The executive shall devote his efforts, skills, attention, and such time as he deems necessary to the business and affairs of the company and act in the companies’ best interest. Such supervisory and management responsibilities shall include those delegated from the Chief Executive Officer.

5.

EXTENT OF SERVICES. Executive shall devote such time, attention and energy to the business of the company as is necessary to accomplish his duties. Also recognition is given to the fact that executive is expected on occasion to participate in client development after normal business hours. Executive shall notify Employer of any participation by him in any trade association or organization and the Board of Directors shall approve in advance Executive’s service as a director of any entity or organization.

6.

Executive shall have assistance, perquisites and services as described under 9.(e).

7.

EXPENSES. Executive may incur reasonable expenses as described under separate agreement.

8.

VACATIONS. Executive is entitled each year to a vacation in accordance with the personnel policy by the company’s Board of Directors. During which time Executive is paid in full. Executive shall also be permitted to all paid holidays made generally available by the Company.

EXECUTIVE EMPLOYMENT AGREEMENT

9.

ADDITIONAL COMPENSATION. As additional consideration paid to Executive, Executive shall be provided with:

(a)

Health, hospitalization, and disability

(b)

$900,000 monthly car allowance

(c)

Participation in an executive incentive bonus plan

(d)

Vacation days

(e)

Limit of $500.00 per month for T & E expenses.

All the above additional compensation and benefits shall be in accordance with policies to be established by the Company’s Board of Directors.

10.

STOCK OPTIONS. Executive will be granted options in PanAmerican Bancorp to be determined by the Compensation Committee at a later date.

11.

TERMINATION. In the event that the Board of Directors of the Company determines in its sole discretion to terminate the Executive’s employment or if the Executive chooses to terminate his employment, the Executive will receive salary through the end of contract period. Each party is required to give a 60-day notice.

12.

DEATH OR DISABILLITY. In the event of Executive’s death, Employer shall pay to Executive’s designated beneficiary, or, if Executive has failed to designate a beneficiary to his estate, an amount equal to Executive’s base salary following date of death to end of contract. Such compensation shall be in lieu of any other benefits provided hereunder, except that (i) the Executive’s designated beneficiary or his estate, as the case may be, shall be entitled to the benefits hereof, and (ii) any benefit payable shall be prorated and made available to Executive in respect of any period prior to his death. The Company may maintain on its behalf to satisfy in whole or in part the obligations of this Section 12.

In the event of Executive’s disability, as hereinafter defined, Employer shall pay to Executive the base salary then in effect through the end of the year in which Executive became disabled. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of 180 consecutive days.

13.

NOTICES. Any Notice required, permitted or desired to be delivered hereunder shall be deemed to be delivered when deposited in the United States mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

14.

WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

EXECUTIVE EMPLOYMENT AGREEMENT

15.

SEVERABILITY. Invalidity or unenforceability of any provision hereof shall in no way affect the validity of enforceability of any other provisions.

16.

TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplity the provisions of this Agreement itself.

17.

ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligation of Executive under this Agreement shall insure to the benefit of and shall be binding upon the successors and assigns of Employer.

18.

COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

19.

OTHER INSTRUMENTS. The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

20.

GOVERNMENT LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

21.

ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating hereto. It may not be changed orally but only an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, this Agreement  has been duly signed by the Executive and on behalf of the Company on the day and year first above written.

For PanAmerican Bank:	For PanAmerican Bancorp:

By:	By: /s/ Michael Golden
Hugo Castro	Michael Golden
Title: President/CEO	Title: President/CEO

For the Executive Witness:

Manual A. Alvarez